THIRD AMENDED AND RESTATED BYLAWS

OF

HIGHLAND INCOME FUND

(Dated as of December 21, 2021)

DEFINITIONS

“Independent Trustee” shall mean a Trustee that is not an “interested person” as defined in Section 2(a)(19) of the 1940 Act.

“Proposed Nominee” shall have the meaning set forth in Section 10.10 of these Bylaws

“Proposed Nominee Associated Person” of any Proposed Nominee shall mean (A) any person acting in concert with such Proposed Nominee, (B) any direct or indirect beneficial owner of Shares owned of record or beneficially by such Proposed Nominee or person acting in concert with the Proposed Nominee and (C) any Person controlling, controlled by or under common control with such Proposed Nominee or a Proposed Nominee Associated Person.

“Shareholder Associated Person” of any beneficial or record Shareholder shall mean (A) any person acting in concert with such Shareholder, (B) any direct or indirect beneficial owner of Shares owned of record or beneficially by such Shareholder or any person acting in concert with such Shareholder, (C) any person controlling, controlled by or under common control with such Shareholder or a Shareholder Associated Person and (D) any member of the immediate family of such Shareholder or Shareholder Associated Person.

ARTICLE 1

Agreement and Declaration of Trust

1.1 Agreement and Declaration of Trust. These Bylaws shall be subject to the Agreement and Declaration of Trust, as from time to time in effect (the “Declaration of Trust”) of Highland Floating Rate Opportunities Fund (the “Trust”), the Massachusetts business trust established by the Declaration of Trust. Capitalized terms used but not defined in these Bylaws have the meanings given to them in the Declaration of Trust.

1.2 Resident Agent. The Trustees shall maintain a resident agent in The Commonwealth of Massachusetts which agent shall initially be CT Corporation System, 155 Federal Street, Boston, Massachusetts 02110. The Trustees may designate from time to time a successor resident in The Commonwealth of Massachusetts.

ARTICLE 2

Meetings of Trustees

2.1 Regular Meetings. Regular meetings of the Trustees may be held without call or notice at such places and at such times as the Trustees may from time to time determine, provided that notice of the first regular meeting following any such determination shall be given to absent Trustees.

2.2 Special Meetings. Special meetings of the Trustees may be held at any time and at any place designated in the call of the meeting when called by the Chair of the Trustees, the President, the Executive Vice President or the Treasurer or by two or more Trustees, sufficient notice thereof being given to each Trustee by the Secretary or an Assistant Secretary or by the officer or the Trustees calling the meeting.

2.3 Notice of Special Meetings. It shall be sufficient notice to a Trustee of a special meeting: (a) to send notice (i) by mail or courier at least forty-eight hours before the meeting, or (ii) by electronic mail (e-mail), telegram, facsimile or other electronic means at least twenty-four hours before the meeting, in each case addressed to the Trustee at his or her usual or last known business or residence address (or e-mail address, facsimile number or other appropriate address); or (b) to give notice to him or her in person or by telephone at least twenty-four hours before the meeting. Notice of a special meeting need not be given to any Trustee if a written waiver of notice, executed by him or her before or after the meeting, is filed with the records of the meeting, or to any Trustee who attends the meeting without protesting prior thereto or at its commencement the lack of notice to him or her. Any written waiver of notice may be provided and delivered to the Trust by mail, courier, e-mail, facsimile or other electronic means. Except as required by law, neither notice of a meeting nor a waiver of a notice need specify the purposes of the meeting. All notices shall be deemed to be given when sent.

2.4 Quorum. At any meeting of the Trustees a majority of the Trustees then in office shall constitute a quorum. Once a quorum has been validly established for a meeting, it cannot be broken by Trustees withdrawing from the meeting. Any meeting may be adjourned from time to time by a majority of the votes cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without further notice to any Trustee who was present at the time of such adjournment; notice of the time and place of any adjourned session of such meeting shall, however, be given in the manner provided in Section 2.3 of these Bylaws to each Trustee who was not present at the time of such adjournment.

2.5 Presence through Communications Equipment. Except as required by law, the Trustees may participate in a meeting of Trustees by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other at the same time and participation by such means shall constitute presence in person at a meeting.

2.6 Action by Vote. When a quorum is present at any meeting, a majority of Trustees present may take any action, except when a larger vote is expressly required by law, by the Declaration of Trust or by these Bylaws.

2.5 Action by Writing. Except as required by law, any action to be taken at any meeting of the Trustees may also be taken without a meeting if a majority of the Trustees (or such larger proportion thereof as shall be required by any express provision of the Declaration of Trust or these Bylaws) consent to the action in writing. Any written consent may be given by mail, courier, e-mail, facsimile or other electronic means. Copies of such written consents shall be filed with the records of the proceedings of the Trustees. Such consents shall be treated for all purposes as a vote taken at a meeting of the Trustees.

If in accordance with the provisions of the Declaration of Trust and these Bylaws any action is taken by the Trustees by written consents of less than all of the Trustees, then prompt notice of any such action shall be furnished to each Trustee who did not execute such written consent, provided that the effectiveness of such action shall not be impaired by any delay or failure to furnish such notice.

ARTICLE 3

Officers

3.1 Enumeration; Qualification. The officers of the Trust shall be a President, a Treasurer, a Secretary and such other officers (including Vice President, which shall include the office of Executive Vice President), if any, as the Trustees from time to time may in their discretion elect. The Trust may also have such agents as the Trustees from time to time may in their discretion appoint. In addition, a Chair of the Trustees, who will be considered an officer of the Trustees and not of the Trust, may be elected. The Chair of the Trustees shall be a Trustee and may but need not be a Shareholder; any officer of the Trust may be but need not be a Trustee or a Shareholder. Any two or more offices may be held by the same person.

3.2 Election. The Chair of the Trustees, the President, the Treasurer and the Secretary shall each be elected by the Trustees upon the occurrence of any vacancy in any such office. Other officers, if any, may be elected or appointed by the Trustees at any time. Vacancies in any such other office may be filled at any time.

3.3 Tenure. The Chair of the Trustees, the President, the Treasurer and the Secretary shall hold office in each case until his or her successor is elected or qualified, or until he or she sooner dies, resigns, is removed or becomes disqualified. The Chair of the Trustees, the President, the Treasurer, the Secretary and each other officer shall hold office, and each agent shall retain authority, at the pleasure of the Trustees. Notwithstanding the foregoing, the tenure of any officer of the Trust who is an employee or officer of the Trust’s administrator, investment adviser or their affiliates shall automatically terminate contemporaneously with the termination of such person’s employment with, or service as officer of, the Trust’s administrator, investment adviser or affiliates, as applicable.

3.4 Powers. Subject to the other provisions of these Bylaws, each officer shall have, in addition to the duties and powers set forth in these Bylaws and in the Declaration of Trust, such duties and powers as are commonly incident to the office occupied by him or her as if the Trust were organized as a Massachusetts business corporation and such other duties and powers as the Trustees may from time to time designate.

3.5 Chair. Unless the Trustees otherwise provide, the Chair of the Trustees shall preside at all meetings of the Trustees. The Chair of the Trustees shall have such other duties and powers relating to the operations of the Trustees as the Trustees may from time to time designate, but shall have no individual authority to act for the Trust as an officer of the Trust. The Trustees, including, for so long as the Trust shall remain registered as an investment company under the 1940 Act, a majority of the Trustees who are not “interested persons” of the Trust, as that term is defined in the 1940 Act, may appoint one or more persons to perform the duties of the Chair of the Trustees in the event of his or her absence at any meeting or in the event of his or her disability. The Chair of the Trustees shall also have the power to appoint one or more persons to perform the duties of the Chair of the Trustees in the event of his or her absence at any meeting.

3.6 President. The President shall have the duties and powers specified in these Bylaws and shall have such other duties and powers as may be determined by the Trustees. Unless the Trustees otherwise provide by vote or otherwise, the President shall be the principal executive officer of the Trust.

3.7 Treasurer. Unless the Trustees otherwise provide by vote or otherwise, the Treasurer shall be the principal financial and accounting officer of the Trust, and shall, subject to the provisions of the

Declaration of Trust and to any arrangement made by the Trustees with a custodian, investment adviser, administrator or transfer, Shareholder servicing or similar agent, be in charge of the valuable papers, books of account and accounting records of the Trust, and shall have such other duties and powers as may be designated from time to time by the Trustees or by the principal executive officer of the Trust.

3.8 Secretary. The Secretary shall record all proceedings of the Shareholders and the Trustees in books to be kept therefor, which books or a copy thereof shall be kept at the principal office of the Trust. In the absence of the Secretary from any meeting of the Shareholders or Trustees (or a Committee thereof), an Assistant Secretary, or if there be none or if he or she is absent, a temporary Secretary chosen at such meeting by the chair of such meeting, shall record the proceedings thereof in the aforesaid books.

3.9 Resignations and Removals. Any officer may resign at any time by written instrument signed by him or her and delivered to the Chair of the Trustees, the President or the Secretary or to a meeting of the Trustees. Such resignation shall be effective upon receipt unless specified to be effective at some other time. The Trustees may remove any officer elected or appointed by them with or without cause. Except to the extent expressly provided in a written agreement with the Trust, no officer resigning and no officer removed shall have any right to any compensation for any period following his or her resignation or removal, or any right to damages on account of such removal.

ARTICLE 4

Committees

4.1 Quorum; Voting. Except as provided below or as otherwise specifically provided in the votes or charter constituting a Committee of the Trustees and providing for the conduct of its meetings, a majority of the members of any Committee of the Trustees shall constitute a quorum for the transaction of business (which quorum once validly established cannot be broken by Trustees withdrawing from the meeting), and any action of such a Committee may be taken by a vote of a majority of the members of such Committee (a) present at a meeting of such Committee (a quorum being present), including any meeting held by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other at the same time (participation by such means shall constitute presence in person at a meeting), or (b) evidenced by one or more written consents, including written consents submitted by mail, courier, e-mail, facsimile or other electronic means. Copies of such written consents shall be filed with the records of the proceedings of such Committee. Such consents shall be treated for all purposes as a vote taken at a meeting of such Committee. If in accordance with the provisions of the Declaration of Trust and these Bylaws any action is taken by written consents of less than all of the Committee’s members, then prompt notice of any such action shall be furnished to each member who did not execute such written consent, provided that the effectiveness of such action shall not be impaired by any delay or failure to furnish such notice.

Except as specifically provided in the votes or charter constituting a Committee of the Trustees and providing for the conduct of its meetings, Section 2.3 of these Bylaws relating to special meetings shall govern the notice requirements for Committee meetings.

4.2 Authority of Trustees. The Trustees have the power to rescind any action of any Committee, but no such rescission shall have retroactive effect unless determined so by the Trustees.

ARTICLE 5

Reports

5.1 General. The Trustees and officers shall render reports at the time and in the manner required by the Declaration of Trust or any applicable law. Officers and Committees shall render such additional reports as they may deem desirable or as may from time to time be required by the Trustees.

ARTICLE 6

Fiscal Year

6.1 General. Except as from time to time otherwise provided by the Trustees, the fiscal year of the Trust shall end on June 30 in each year.

ARTICLE 7

Seal

7.1 General. The seal of the Trust, if any, shall consist of a flat-faced die with the word “Massachusetts”, together with the name of the Trust and the year of its organization cut or engraved thereon but, unless otherwise required by the Trustees, the seal need not be placed on, and its absence shall not impair the validity of, any document, instrument or other paper executed and delivered by or on behalf of the Trust.

ARTICLE 8

Execution of Papers

8.1 General. Except as the Trustees may generally or in particular cases authorize the execution thereof in some other manner, all deeds, leases, contracts, checks, notes, drafts and other obligations made, accepted or endorsed by the Trust, and all registration statements and amendments thereto and all applications and amendments thereto to the Securities and Exchange Commission shall be signed by the Chair of the Trustees, the President, a Vice President or the Treasurer or any of such other officers or agents as shall be designated for that purpose by a vote of the Trustees, and need not bear the seal of the Trust.

ARTICLE 9

Issuance of Shares and Share Certificates

9.1 Sale of Shares. Except as otherwise determined by the Trustees, the Trust will issue and sell for cash or securities from time to time full and fractional Shares, such Shares to be issued and sold at a price of not less than the par value per share, if any, and not less than the net asset value per share as from time to time determined in accordance with procedures adopted by the Trustees and, in the case of fractional Shares, at a proportionate reduction in such price. In the case of Shares sold for securities, such securities shall be valued in accordance with procedures approved by the Trustees for determining the value of the assets of the Trust. The officers of the Trust are severally authorized to take all such actions as may be necessary or desirable to carry out this Section 9.1.

9.2 Share Certificates. In lieu of issuing certificates for Shares, the Trustees or the transfer agent may either issue receipts therefor or may keep accounts upon the books of the Trust for the record holders of such Shares, who shall in either case be deemed, for all purposes hereunder, to be the holders of certificates for such Shares as if they had accepted such certificates and shall be held to have expressly assented and agreed to the terms hereof.

The Trustees may at any time authorize the issuance of Share certificates. In that event, each Shareholder shall be entitled to a certificate stating the number of Shares of each class owned by him or her, in such form as shall be prescribed from time to time by the Trustees. Such certificate shall be signed by the President or a Vice President and by the Treasurer or an Assistant Treasurer. Such signatures may be facsimile if the certificate is signed by a transfer agent or by a registrar. In case any officer who has signed or whose facsimile signature has been placed on such certificate shall cease to be such officer before such certificate is issued, it may be issued by the Trust with the same effect as if he or she were such officer at the time of its issue.

9.3 Loss of Certificates. The transfer agent of the Trust, with the approval of any two officers of the Trust, is authorized to issue and countersign replacement certificates for the Shares of the Trust which have been lost, stolen or destroyed upon (i) receipt of an affidavit or affidavits of loss or non-receipt and of an indemnity agreement executed by the registered holder or his or her legal representative and supported by an open penalty surety bond, said agreement and said bond in all cases to be in form and content satisfactory to and approved by the President or the Treasurer, or (ii) receipt of such other documents as may be approved by the Trustees.

9.4 Issuance of New Certificate to Pledgee. A pledgee of Shares transferred as collateral security shall be entitled to a new certificate if the instrument of transfer substantially describes the debt or duty that is intended to be secured thereby. Such new certificate shall express on its face that it is held as collateral security, and the name of the pledgor shall be stated thereon, who alone shall be liable as a Shareholder and entitled to vote thereon.

9.5 Discontinuance of Issuance of Certificates. The Trustees may at any time discontinue the issuance of Share certificates and may, by written notice to each Shareholder whom the Trust believes to hold a Share certificate, require the surrender of Share certificates to the Trust for cancellation. Such surrender and cancellation shall not affect the ownership of Shares in the Trust.

ARTICLE 10

Shareholders

10.1 Call of a Meeting. The Secretary shall provide notice of a meeting of the Shareholders whenever ordered by the Trustees. If the Secretary, when so ordered or requested, refuses or neglects for more than 30 days to provide such notice, the Trustees so requesting may, in the name of the Secretary, call the meeting by giving notice thereof in the manner required when notice is given by the Secretary. Any previously scheduled meeting of Shareholders may be postponed or cancelled by the Trustees upon public notice given prior to the time previously scheduled for such meeting.

10.2 Adjournment. Any meeting of Shareholders may, by action of the chair of the meeting, be adjourned from time to time without notice other than announcement at the meeting at which the adjournment is taken with respect to one or more matters to be considered at such meeting, whether or not a quorum is present with respect to such matter. Upon motion of the chair of the meeting, the question of adjournment may be (but is not required by these Bylaws to be) submitted to a vote of the Shareholders, and in that case, any adjournment with respect to one or more matters must be approved by the vote of holders of a majority of the Shares present and entitled to vote with respect to the matter or matters adjourned and, if approved, such adjournment shall take place without further notice other than announcement at the meeting at which the adjournment is taken. Unless a proxy is otherwise limited in this regard, any Shares present and entitled to vote at a meeting, including any Shares that are represented by broker non-votes, may, at the discretion of the proxies named therein, be voted in favor of such an adjournment. Any proposal for which sufficient favorable votes have been received may (but need not) be acted upon and considered final and effective regardless of whether the meeting is adjourned to permit additional solicitation with respect to any other proposal that is properly before the meeting.

10.3 Conduct of Meetings. Meetings of the Shareholders shall be presided over by the Chair of the Trustees, or, if the Chair is not present at the meeting, then by a Trustee or officer designated by the Chair or authorized by the Trustees, or if there is no such person present at the meeting, then by any officer of the Trust present at the meeting, and such person shall be deemed for all purposes the chair of the meeting. The chair of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chair, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing: an agenda or order of business for the meeting; rules and procedures for maintaining order at the meeting and the safety of those present; conditions on the recording of the meeting; limitations on participation in such meeting to Shareholders of record of the Trust and their duly authorized and constituted proxies, and such other persons as the chair shall permit; restrictions on entry to the meeting after the time fixed for the commencement thereof; limitations on the time allotted to questions or comments by participants; conditions for the removal of any Shareholder or any other person who refuses to comply with meeting procedures, rules or guidelines as set forth by the chair of the meeting; and regulations for the opening and closing of the polls for balloting on matters which are to be voted on by ballot. For any matter to be properly before any meeting of Shareholders, the matter must be a proper matter for Shareholder action under the Declaration of Trust, these Bylaws and applicable law and must be specifically identified in the notice of meeting given by or at the direction of a majority of the Trustees then in office or otherwise brought before the meeting by or at the direction of the chair of the meeting, in the chair’s sole discretion. With the exception of Shareholder proposals submitted in accordance with, and otherwise meeting the requirements of, Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provisions, only matters proposed by the Trustees may be included in the Trust’s proxy materials. At all meetings of Shareholders, unless voting is conducted by inspectors, all questions relating to the qualification of voters and the validity of proxies and the acceptance or rejection of votes shall be decided by the chair of the meeting. The chair of the meeting shall determine, in the chair’s sole discretion, whether to appoint an inspector for any meeting. Unless otherwise determined by the chair of the meeting, meetings shall not be required to be held in accordance with any rules of parliamentary procedure.

10.4 Access to Shareholder List. Shareholders of record may apply in writing to the Trustees for assistance in communicating with other Shareholders for the purpose of calling a meeting in order to vote upon the question of removal of a Trustee. With respect to any series as to which the Trust has given such an undertaking in its registration statement, and only such a series, or for any other series as the Trustees may determine in their sole discretion, when ten or more Shareholders of record who have been such for at least six months preceding the date of application and who hold in the aggregate Shares having a net asset value of at least $25,000 so apply, the Trustees shall within five business days either:

(i) afford to such applicants access to a list of names and addresses of all Shareholders as recorded on the books of the Trust; or

(ii) inform such applicants of the approximate number of Shareholders of record and the approximate cost of mailing material to them, and, within a reasonable time thereafter, mail, at the applicants’ expense, materials submitted by the applicants, to all such Shareholders of record. The Trustees shall not be obligated to mail materials which they believe to be misleading or in violation of applicable law.

10.5 Record Dates. For the purpose of determining the Shareholders of any class or series of Shares of the Trust who are entitled to vote or act at any meeting or any adjournment thereof, or who are entitled to receive payment of any dividend or of any other distribution, the Trustees (or their designees) may from time to time fix a time, which shall be not more than 120 days before the date of any meeting of Shareholders or more than 60 days before the date of payment of any dividend or of any other distribution, as the record date for determining the Shareholders of such class or series having the right to notice of and to vote at such meeting and any adjournment thereof or the right to receive such dividend or distribution, and in such case only Shareholders of record on such record date shall have such right notwithstanding any transfer of Shares on the books of the Trust after the record date; or without fixing such record date the Trustees may for voting and/or distribution purposes close the register or transfer books for one or more series or classes for all or any part of the period prior to a meeting of Shareholders or the payment of a distribution. Nothing in this Section shall be construed as precluding the Trustees from setting different record dates for different series or classes.

10.6 Communications with Shareholders. Any notices, reports, statements or other communications with Shareholders of any kind required under the Declaration of Trust, these Bylaws or applicable law may be sent, delivered or made available in any reasonable manner as may be determined by the Trustees or officers if not otherwise prohibited by applicable law, including, without limitation, by mail, courier, e-mail, facsimile or other electronic means or by posting on a website; and such communications may be sent, delivered or otherwise made available to Shareholders in accordance with householding or other similar rules under which a single copy of such notice or report may be sent to Shareholders who reside at the same address. No communication need be given to any Shareholder who shall have failed to inform the Trust of the Shareholder’s current address and the Trustees may from time to time adopt, or may authorize the officers or agents of the Trust to adopt, procedures or policies with respect to communications to Shareholders that are returned to the Trust or its agents as undeliverable and similar matters. Any Shareholder may waive receipt of any notice or other communication.

10.7 Proxies. The placing of a Shareholder’s name on a proxy pursuant to telephonic or electronically transmitted instructions (including instructions submitted via the Internet) obtained pursuant to procedures reasonably designed to verify that such instructions have been authorized by such Shareholder shall constitute execution of such proxy by or on behalf of such Shareholder.

10.8 Quorum and Voting.

(a) Subject to any provision of applicable binding law, the Declaration of Trust, these Bylaws or a resolution of the Trustees specifying a greater or a lesser quorum requirement for the transaction of any item of business that properly comes before any meeting of Shareholders, 33 1/3% of the Shares entitled to vote on a particular matter shall constitute a quorum at a Shareholders’ meeting, except that where any provision of applicable binding law, the Declaration of Trust, these Bylaws or a resolution of the Trustees requires that holders of any series or class shall vote as an individual series or class, then, subject to any provision of applicable binding law, the Declaration of Trust, these Bylaws or a resolution of the Trustees specifying a greater or a lesser quorum requirement for the transaction of any item of business that properly comes before any meeting of Shareholders, 33 1/3% of the aggregate number of Shares of that series or class entitled to vote shall constitute a quorum for the transaction of business by that series or class.

(b) Subject to any provision of applicable binding law, the Declaration of Trust, these Bylaws or a resolution of the Trustees specifying a greater or a lesser vote requirement for the transaction of any item of business that properly comes before any meeting of shareholders:

(i) with respect to the election of Trustees, (A) other than a Contested Election, the affirmative vote of a plurality of the Shares for which votes were cast at any meeting at which a quorum is present shall be the act of the Shareholders with respect to such matter and (B) with respect to a Contested Election, the affirmative vote of a majority of the Shares outstanding and entitled to vote with respect to such matter at such meeting shall be the act of the Shareholders with respect to such matter; and

(ii) for all other items of business, (A) if such business has been approved by a majority of the Trustees in office at the time that such business is proposed, a majority of the Shares voted at a meeting at which a quorum is present shall be sufficient to approve the matter on which Shareholders are being asked to vote, and (B) if such business is not approved by a majority of the Trustees in office at the time that such business is proposed, the affirmative vote of the holders of a majority of the outstanding Shares of the Trust entitled to be voted on such matter shall be required to approve the matter on which Shareholders are being asked to vote.

(c) Where a separate vote of one or more classes or series of Shares is required on any matter by any provision of applicable binding law, the Declaration of Trust, these Bylaws or a resolution of the Trustees, either (i) a plurality of all the votes cast by holders of Shares of such class or series of Shares at a meeting at which a quorum is present, (ii) a majority of the Shares of such class or series of Shares voted on the matter at a meeting at which a quorum is present, or (iii) the affirmative vote of the holders of a majority of the outstanding Shares of such class or series of Shares entitled to vote on the matter, as applicable and required by Section 10.8(b) above, shall be the act of the Shareholders of such class or series with respect to such matter.

(d) “Contested Election” shall mean any election of Trustees in which the number of persons nominated for election as Trustees by Shares entitled to vote for such Trustees in accordance with Section 10.10 exceeds the number of Trustees to be elected by Shares entitled to vote for such Trustees, with the determination that any election of Trustees is a Contested Election to be made by the Secretary or other officer of the Trust prior to the time the Trust mails its initial proxy statement in connection with such election of Trustees. If, prior to the time the Trust mails its initial proxy statement in connection with such election of Trustees, one or more persons nominated for election as a Trustee by Shares entitled to vote for such Trustee are withdrawn such that the number of persons nominated for election as Trustee by Shares entitled to vote for such Trustee no longer exceeds the number of Trustees to be elected by Shares entitled to vote for such Trustees, such election shall not be considered a Contested Election. The determination of whether an election is a Contested Election shall be made on a proposal-by-proposal basis and it is expressly acknowledged that, in the event different classes or series of Shares are entitled to vote for different Trustees, a Contested Election may occur for some Trustee seats but not others at the same meeting of Shareholders.

(e) There shall be no cumulative voting in the election of Trustees.

10.9 Advance Notice of Shareholder Business.

(a) In order for business to be properly brought before the annual meeting by any Shareholder of record of the Trust, such Shareholder must:

(i) be a Shareholder of record on the date such Shareholder gives the notice provided for in this Section 10.9 and on the record date for the determination of Shareholders entitled to notice of and to vote at such annual meeting;

(ii) have held beneficially and “at risk” (within the meaning of Section 10.9(d)(ii)(B)(5)), continuously through the period between the dates referred to in Section 10.9(a)(i) above and for at least one year prior to the date such Shareholder gives the notice provided for in this Section 10.9, at least $25,000 in market value of the Trust’s Shares;

(iii) provide proof sufficient to the Trustees that the Shareholder making a proposal under this Section 10.9 has met the requirements stated in Section 10.9(a)(ii) above; and

(iv)	comply with the notice procedures set forth in this Section 10.9.

(b) In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a Shareholder, (i) the proposal must relate to a matter on which Shareholders are entitled to vote under the Declaration of Trust and (ii) the Shareholder of record making such proposal must have given timely notice thereof in proper written form to the Secretary of the Trust.

(c) To be timely, a record Shareholder’s notice to the Secretary must be delivered to or be mailed and received at the principal executive offices of the Trust not less than one hundred and twenty (120) days nor more than one hundred and fifty (150) days prior to the anniversary date of the immediately preceding annual meeting of Shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within twenty-five (25) days before or after such anniversary date, notice by the Shareholder of record in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs. In no event shall the adjournment or postponement of an annual meeting, or the public announcement of such an adjournment or postponement, commence a new time period (or extend any time period) for the giving of a record Shareholder’s notice as described above.

(d) To be in proper written form, a record Shareholder’s notice to the Secretary must set forth the following information:

(i) as to each matter such Shareholder of record proposes to bring before the annual meeting, a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, and

(ii) as to the record Shareholder giving notice and the beneficial owner, if any, on whose behalf the proposal is being made,

(A) the name and address of such person and of any Shareholder Associated Person;

(B) (1) the class or series and number of all Shares which are owned beneficially or of record by such person and any Shareholder Associated Person;

(2) the name of each nominee holder of Shares owned beneficially but not of record by such person or any Shareholder Associated Person, and the number of such Shares held by each such nominee holder,

(3) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person, or any Shareholder Associated Person, with respect to Shares,

(4) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of Shares) has been made by or on behalf of such person, or any Shareholder Associated Person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of share price changes for, such person, or any Shareholder Associated Person, or to increase or decrease the voting power or pecuniary or economic interest of such person, or any Shareholder Associated Person, with respect to Shares;

(5) Shares corresponding to any derivative instrument, swap, option, short interest, hedge, profit interest, transaction agreement, arrangement or understanding (including any pledging or lending of shares) made or entered into by or on behalf of a person the effect or intent of which was or is to mitigate loss to or manage risk of beneficial share price or value changes, shall not be considered to be held “at risk;”

(C) a description of all agreements, arrangements, or understandings (whether written or oral) between or among such person, or any Shareholder Associated Person, and any other Person or Persons (including their names) in connection with the proposal of such business and any material interest of such person or any Shareholder Associated Person, in such business, including any anticipated benefit therefrom to such person, or any Shareholder Associated Person;

(D) a representation that the Shareholder of record giving notice intends (1) to continue to hold the requisite Shares beneficially and “at risk” (within the meaning of Section 10.9(d)(ii)(B)(5)) through the date of the annual meeting and (2) to appear in person or by proxy at the annual meeting to bring such business before the meeting; and

(E) information relating to such person or any Shareholder Associated Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies by such person with respect to the proposed business to be brought by such person before the annual meeting pursuant to Section 14 of the Exchange Act.

(e) A Shareholder of record providing notice of business proposed to be brought before an annual meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 10.9 shall be true and correct as of the record date for determining the Shareholders entitled to receive notice of the annual meeting and such update and supplement shall be delivered to or be mailed and received by the Secretary at the principal executive offices of the Trust not later than five business days after the record date for determining the Shareholders entitled to receive notice of the annual meeting.

(f) A Shareholder of record providing notice of business proposed to be brought before an annual meeting shall provide any additional information as may be requested by the Trustees for the purposes of verifying that the requirements of this Section 10.9 have been met.

(g) No business (other than nominations for election to the Board of Trustees, which must comply with the provisions of Section 10.10) sought by Shareholders to be brought before an annual meeting of Shareholders shall be conducted at the annual meeting of Shareholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 10.9. If the Chairman of an annual meeting determines that business was not properly brought before the annual meeting in accordance with the foregoing procedures, the Chairman shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted.

(h) Nothing contained in this Section 10.9 shall be deemed to affect any rights of Shareholders to request inclusion of proposals in the Trust’s proxy statement pursuant to Rule 14a-8 under the Exchange Act (or any successor provision of law).

10.10 Nomination of Trustees.

(a) Only persons who are nominated in accordance with the following procedures shall be eligible for election as Trustees of the Trust. Nominations of persons for election to the Board of Trustees may be made only at any annual meeting of Shareholders, or at any special meeting in lieu of the annual meeting of Shareholders:

(i) by or at the direction of the Board of Trustees (or any duly authorized committee thereof), or

(ii)	by any Shareholder of record, or group of Shareholders of record, of the Trust:

(A) who is a Shareholder or are Shareholders of record on the date such Shareholder(s) give the notice provided for in this Section 10.10 and on the record date for the determination of Shareholders entitled to notice of and to vote at such annual meeting or special meeting in lieu of an annual meeting

(B) who has held beneficially and “at risk” (within the meaning of Section 10.9(d)(ii)(B)(5)), continuously through the period between the dates referred to in Section 10.10(a)(ii)(A) above and for at least one year prior to the date such Shareholder gives the notice provided for in this Section 10.10, at least $25,000 in market value of the Trust’s Shares;

(C) who has provided proof sufficient to the Trustees that the Shareholder making a proposal under this Section 10.10 has met the requirements stated in Section 10.10(a)(ii)(A) above; and

(D)	who complies with the notice procedures set forth in this Section 10.10.

(b) In addition to any other applicable requirements, for a nomination to be made by a Shareholder of record, or group of Shareholders of record, such Shareholder must have given timely notice thereof in proper written form to the Secretary of the Trust.

(c) To be timely, a record Shareholder’s notice to the Secretary must be delivered to or be mailed and received at the principal executive offices of the Trust:

(i) in the case of an annual meeting, not less than one hundred and twenty (120) days nor more than one hundred and fifty (150) days prior to the anniversary date of the immediately preceding annual meeting of Shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within twenty-five (25) days before or after such anniversary date, notice by the Shareholder of record in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs;

(ii) in the case of a special meeting of Shareholders in lieu of an annual meeting, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs; and

(iii) in no event shall the adjournment or postponement of an annual meeting or such a special meeting in lieu of an annual meeting, or the public announcement of such an adjournment or postponement, commence a new time period (or extend any time period) for the giving of a Shareholder’s notice as described above.

(d) To be in proper written form, a record Shareholder’s notice to the Secretary must set forth the following information:

(i) as to each person whom the Shareholder of record proposes to nominate for election as a trustee (a “Proposed Nominee”) and any Proposed Nominee Associated Person:

(A) the name, age, business address and residence address of such Proposed Nominee and of any Proposed Nominee Associated Person;

(B)	the principal occupation or employment of such Proposed Nominee;

(C) (1) the class or series and number of all Shares which are owned beneficially or of record, directly or indirectly, by such Proposed Nominee and any Proposed Nominee Associated Person, and the name and address of the record holder(s) of such Shares (if different than the beneficial owner(s)) as they appear on the records of the Trust,

(2) the name of each nominee holder of Shares owned beneficially but not of record by such Proposed Nominee or any Proposed Nominee Associated Person, and the number of such Shares held by each such nominee holder,

(3) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such Proposed Nominee, or any Proposed Nominee Associated Person, with respect to Shares,

(4) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of Shares) has been made by or on behalf of such Proposed Nominee, or any Proposed Nominee Associated Person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of share price changes for, such Proposed Nominee, or any Proposed Nominee Associated Person, or to increase or decrease the voting power or pecuniary or economic interest of such Proposed Nominee, or any Proposed Nominee Associated Person, with respect to the Shares;

(5) For so long as the Trust shall remain registered as an investment company under the 1940 Act, a representation as to whether such Proposed Nominee is an “interested person,” as defined under Section 2(a)(19) of the 1940 Act and sufficient information about the Proposed Nominee to permit counsel to the Trust to confirm such representation, including information with respect to each relationship set forth in Section 2(a)(19) of the 1940 Act which may cause such Proposed Nominee to be an interested person of the Trust or a representation that no such relationship exists;

(6) information to establish to the satisfaction of the Board of Trustees that the Proposed Nominee satisfies the trustee qualifications then in effect; and

(D) any other information relating to such Proposed Nominee or Proposed Nominee Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Trustees in an election contest pursuant to Section 14 of the Exchange Act (even if an election contest is not involved); and

(ii) as to the Shareholder of record giving the notice, and the beneficial owner, if any, on whose behalf the nomination is being made,

(A) the name and record address of such person and of any Shareholder Associated Person;

(B) (1) the class or series and number of all Shares which are owned beneficially or of record by such person and any Shareholder Associated Person,

(2) the name of each nominee holder of Shares of the Trust owned beneficially but not of record by such person or any Shareholder Associated Person, and the number of Shares held by each such nominee holder,

(3) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person, or any Shareholder Associated Person, with respect to Shares of the Trust, and

(4) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of Shares) has been made by or on behalf of such person, or any Shareholder Associated Person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of share price changes for, such person, or any Shareholder Associated Person, or to increase or decrease the voting power or pecuniary or economic interest of such person, or any Shareholder Associated Person, with respect to Shares;

(C) a description of all agreements, arrangements, or understandings (whether written or oral) between such person, or any Shareholder Associated Person, and any proposed nominee or any other person or persons (including their names) pursuant to which the nomination(s) are being made by such person, and any material interest of such person, or any Shareholder Associated Person, in such nomination, including any anticipated benefit therefrom to such person, or any Shareholder Associated Person;

(D) a representation that the Shareholder, or group of Shareholders, giving notice intends (1) to continue to hold the requisite Shares beneficially and “at risk” (within the meaning of Section 10.9(d)(ii)(B)(5)) through the date of the annual meeting and (2) to appear in person or by proxy at the annual meeting or special meeting in lieu of an annual meeting to nominate the persons named in its notice;

(E) any other information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for election of Trustees in an election contest pursuant to Section 14 of the Exchange Act (even if an election contest is not involved).

(iii) Such notice must be accompanied by a written consent of each Proposed Nominee to being named as a nominee and to serve as a trustee if elected.

(e) A Shareholder of record, or group of Shareholders of record, providing notice of any nomination proposed to be made at an annual meeting or special meeting in lieu of an annual meeting shall further update and supplement such notice, if necessary, so that:

(i) the information provided or required to be provided in such notice pursuant to this Section 10.10 shall be true and correct as of the record date for determining the Shareholders entitled to receive notice of the annual meeting or special meeting in lieu of an annual meeting, and such update and supplement shall be delivered to or be mailed and received by the Secretary at the principal executive offices of the Trust not later than five (5) business days after the record date for determining the Shareholders entitled to receive notice of such annual meeting or special meeting in lieu of an annual meeting; and

(ii) any subsequent information reasonably requested by the Board of Trustees to determine that the Proposed Nominee has met the trustee qualifications then in effect is provided, and such update and supplement shall be delivered to or be mailed and received by the Secretary at the principal executive offices of the Trust not later than five (5) business days after the request by the Board of Trustees for subsequent information regarding trustee qualifications has been delivered to or mailed and received by such Shareholder of record, or group of Shareholders of record, providing notice of any nomination.

(f) No person shall be eligible for election as a trustee of the Trust unless nominated in accordance with the procedures set forth in this Section 10.10. If the Chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the Chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

(g) Notwithstanding any provision of this Section 10.10 to the contrary, a nomination of persons for election to the Board of Trustees may be submitted for inclusion in the Trust’s proxy materials to the extent required by rules adopted by the SEC providing for such nominations and inclusion and interpretations thereof, if any, and, if such nomination is submitted under the proxy access rules, such submission:

(i) in order to be timely, must be delivered to, or be mailed and received by, the Secretary at the principal executive offices of the Trust no later than 120 calendar days before the date that the Trust mailed (or otherwise disseminated) its proxy materials for the prior year’s annual meeting (or such other date as may be set forth in the proxy access rules for companies without advance notice bylaws);

(ii) in all other respects, must be made pursuant to, and in accordance with, the terms of the proxy access rules, as in effect at the time of the nomination, or any successor rules or regulations of the SEC then in effect; and

(iii) must provide the Trust with any other information required by this Section 10.10, by applicable binding law, the Declaration or a resolution of the Trustees for nominations not made under the proxy access rules, except to the extent that requiring such information to be furnished is prohibited by the proxy access rules. The provisions of this paragraph of this Section 10.10 do not provide Shareholders of the Trust with any rights, nor impose upon the Trust any obligations, other than the rights and obligations set forth in the proxy access rules.

(h) Only persons satisfying the following qualification requirements applicable to all Trustees may be nominated, elected, appointed, qualified or seated (“nominated or seated”) to serve as Trustees; however, a majority of the Independent Trustees may waive any of the following qualification requirements for particular nominees or Trustees for good cause shown.

(i) An individual nominated or seated as a Trustee shall be at least twenty-one (21) years of age and not older than the younger of (A) any mandatory retirement age determined from time to time by the Trustees or a committee of the Trustees and (B) eighty (80) years of age, in each case at the time the individual is nominated or seated, and not under legal disability;

(ii) An individual nominated or seated as a Trustee shall have substantial expertise, experience or relationships relevant to the business or operations of the Trust;

(iii) An individual nominated or seated as a Trustee shall, at the time the individual is nominated or seated, serve as a trustee or director of no more than 3 companies having securities registered under the Exchange Act (investment companies having the same investment adviser or investment advisers affiliated through a control relationship shall all be counted as a single company for this purpose) unless the Board determines that such simultaneous service would not impair the ability of such individual to serve on the Board effectively;

(iv) An individual nominated or seated as a Trustee shall not have a relationship, hold any position or office or otherwise engage in, or have engaged in, any activity that would result in a violation of any policy of the Fund or raise any material conflicts of interest issues if the individual were elected as a Trustee;

(v) An individual nominated or seated as a Trustee shall not have been charged (unless such charges were dismissed or the individual was otherwise exonerated) with a criminal offense involving moral turpitude, dishonesty or breach of trust, or have been convicted or have pled guilty or nolo contendere with respect to a serious felony under the laws of the United States or any state thereof;

(vi) An individual nominated or seated as a Trustee shall not be and shall not have been subject to any censure, order, consent decree (including consent decrees in which the respondent has neither admitted nor denied the findings) or adverse final action of any federal, state or foreign governmental or regulatory authority (including self-regulatory organizations), barring or suspending such individual from participation in or association with any investment-related business or restricting such individual’s activities with respect to any investment-related business

(collectively, “Prohibited Conduct”), nor shall an individual nominated or seated as a Trustee be the subject of any investigation or proceeding that could reasonably be expected to result in an individual nominated or seated as a Trustee failing to satisfy the requirements of this paragraph, nor shall any individual nominated or seated as a Trustee be or have engaged in any conduct which has resulted in, or could have reasonably been expected or would reasonably be expected to result in, the SEC censuring, placing limitations on the activities, functions, or operations of, suspending, or revoking the registration of any investment adviser under Section 203(e) or (f) of the Investment Advisers Act of 1940;

(vii) An individual nominated or seated as a Trustee shall not be and shall not have been the subject of any of the ineligibility provisions contained in Section 9(b) of the 1940 Act that would permit, or could reasonably have been expected or would reasonably be expected to permit, the SEC by order to prohibit, conditionally or unconditionally, either permanently or for a period of time, such individual from serving or acting as an employee, officer, director, member of an advisory board, investment adviser or depositor of, or principal underwriter for, a registered investment company or affiliated person (as defined in Section 2(a)(3) of the 1940 Act) of such investment adviser, depositor, or principal underwriter;

(viii) An individual nominated or seated as a Trustee shall not be and shall not have been the subject of any of the ineligibility provisions contained in Section 9(a) of the 1940 Act that would result in, or could have reasonably been expected or would reasonably be expected to result in such individual or a company of which such individual is an affiliated person (as defined in Section 2(a)(3) of the 1940 Act) being ineligible to serve or act in the capacity of employee, officer, director, member of an advisory board, investment adviser, or depositor of any registered investment company, or principal underwriter for any registered investment company, registered unit investment trust, or registered face-amount certificate company;

(ix) An individual nominated or seated as a Trustee not serve or have served within the past three years as a board member of any registered closed-end investment company which, while such individual was serving as a board member or within one year after the end of such service, ceased to be a closed-end investment company registered under the 1940 Act, unless such individual was initially nominated for election as a board member by the board of directors or trustees of such closed-end investment company;

(x) An individual nominated or seated as a Trustee shall not cause the Trust to be in violation of, or not in compliance with, applicable law, regulation or regulatory interpretation, or the Declaration of Trust or these Bylaws, or any general policies adopted by the Board of Trustees;

(xi) An individual nominated or seated as an Independent Trustee may not be an “interested person” of the Trust as defined under Section 2(a)(19) of the 1940 Act;

(xii) An individual nominated or seated as a Trustee may not directly or indirectly own, control or hold with the power to vote, or be a member of a group of shareholders party to an agreement, arrangement or practice for sharing information or decisions concerning shareholder actions or the acquisition, disposition or voting of Shares, who together directly or indirectly own, control or hold with the power to vote, 5% or more of the outstanding shares of any class of Shares of the Trust (each such person and each member of such a group, a “5% Holder”), may not control or act in concert with a 5% Holder, and may not be an immediate family member of a 5% Holder or of a person who controls or acts in concert with a 5% Holder;

(xiii) An individual nominated or seated as a Trustee may not, and any immediate family member of such nominee may not, be employed or have been employed within the last year by any 5% Holder or any person who controls, is controlled by, is under common control with or acts in concert with a 5% Holder;

(xiv) An individual nominated or seated as a Trustee may not, and any immediate family member of such nominee may not, have accepted directly or indirectly, during the year of the election for which such individual is nominated or seated or during the immediately preceding calendar year, any consulting, advisory, or other compensatory fee from any 5% Holder or from any person who controls, is controlled by, is under common control with or acts in concert with any 5% Holder;

(xv) An individual nominated or seated as a Trustee may not, and any immediate family member of such nominee may not, be an officer, director, general partner or managing member (or person performing similar functions) of any 5% Holder or of any person who controls, is controlled by, is under common control with or acting in concert with a 5% Holder;

(xvi) An individual nominated or seated as a Trustee may not, and any immediate family member of such nominee may not, be employed or employed within the last year by any investment company or any company or companies controlled by an investment company which in the aggregate own (A) more than three percent (3%) of the outstanding voting Shares of the Trust, (B) securities issued by the Trust having an aggregate value in excess of five percent (5%) of the total assets of such investment company and any company or companies controlled by such investment company, (C) securities issued by the Trust and by all other investment companies having an aggregate value in excess of ten percent (10%) of the total assets of the investment company making such investment and any company or companies controlled by the investment company making such investment, or (D) together with other investment companies having the same investment adviser and companies controlled by such investment companies, more than ten percent (10%) of the total outstanding Shares of the Trust (an investment company making such investment(s) and any company or companies controlled by it in the aggregate owning securities in excess of the amounts set forth in (A), (B), (C) or (D) being referred to as a “12(d) Holder”), or by any person who controls, is controlled by, under common control with or acts in concert with a 12(d) Holder;

(xvii) An individual nominated or seated as a Trustee may not, and any immediate family member of such nominee may not, have accepted directly or indirectly, during the year of the election for which such individual is nominated or seated, or during the immediately preceding calendar year, any consulting, advisory, or other compensatory fee from any 12(d) Holder or from any person who controls, is controlled by, is under common control with or acts in concert with any 12(d) Holder;

(xviii) An individual nominated or seated as a Trustee may not, and any immediate family member of such nominee may not, be an officer, director, partner or member (or person performing similar functions) of any 12(d) Holder or of any person who controls, is controlled by, is under common control with or acting in concert with a 12(d) Holder;

(xix) An individual nominated or seated as a Trustee may not, and any immediate family member of such nominee may not, control or act in concert with any 12(d) Holder or any person who controls, is controlled by, is under common control with or acting in concert with a 12(d) Holder; and

(xx) An individual nominated or seated as a Trustee shall have such other qualifications as the Board of Trustees may deem necessary or desirable for service as a Trustee generally or to hold any particular Trustee seat.

(i) The Governance and Compliance Committee of the Board of Trustees, in its sole discretion, shall determine whether an individual satisfies the qualifications set forth in Section 10.10(h) of these Bylaws and, absent designation by the Shareholder providing notice pursuant to this Section 10.10, the class(es) or series of Shares entitled to vote with respect to the election of a Proposed Nominee. Any individual not nominated by the Governance and Compliance Committee of the Board of Trustees shall be deemed not to satisfy the foregoing qualifications until the Governance and Compliance Committee shall have concluded its review and adopts a resolution setting forth an affirmative determination that such individual satisfies the foregoing qualifications or grants any necessary waiver therefrom. Any waiver may be subject to conditions or required undertakings. Any individual who does not satisfy the qualifications set forth in Section 10.10(h) of these Bylaws, unless waived by the Governance and Compliance Committee, shall not be eligible to be (x) nominated or seated as a Trustee, (y) named in any proxy card or proxy statement related to the election of Trustees or (z) presented at any meeting of Shareholders for election as a Trustee. The selection and nomination, or recommendation for nomination by the Board of Trustees, of candidates for election by the Governance and Compliance Committee shall be deemed to be its determination such qualifications are satisfied or waived for such candidate .

10.11 Action Without a Meeting. Any action required or permitted to be taken by Shareholders at a meeting of Shareholders may be taken without a meeting if (a) all Shareholders entitled to vote on the matter consent to the action in writing, (b) all Shareholders entitled to notice of the meeting but not entitled to vote at it sign a written waiver of any right to dissent and (c) the consents and waivers are filed with the records of the meetings of Shareholders.

ARTICLE 11

11.1 Inspection of Books. The Trustees shall from time to time determine whether and to what extent, at what times and places and under what conditions and regulations any of the accounts and books of the Trust or any series thereof shall be open to the inspection of the Shareholders, and no Shareholder shall have any right to inspect any account or book or document of the Trust or any series thereof except as conferred by law or otherwise by the Trustees or by these Bylaws.

ARTICLE 12

Amendments to the Bylaws

12.1 General. These Bylaws may be amended or repealed, in whole or in part, by a majority of the Trustees then in office at any meeting of the Trustees, or by written consent in lieu thereof. These Bylaws may not be amended by Shareholders.